Exhibit 10.2

CONFIDENTIAL TREATMENT OF CERTAIN DESIGNATED PORTIONS OF THIS EXHIBIT HAS BEEN REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED. SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED, AS INDICATED BY A [*] IN THE TEXT, AND SUBMITTED TO THE COMMISSION.

EXECUTION COPY

LAUNCH SERVICES CONTRACT

BETWEEN

ICO SATELLITE SERVICES GP

AND

LOCKHEED MARTIN

COMMERCIAL LAUNCH SERVICES, INC.

ICO/LMCLS PROPRIETARY

LAUNCH SERVICES CONTRACT

This launch services contract is made and entered into as of March [10], 2006 by and between ICO Satellite Services GP, a general partnership organized under the laws of the State of Delaware (“ICO”), and Lockheed Martin Commercial Launch Services, Inc., a corporation organized under the laws of the State of Delaware (“Launch Provider”).

ARTICLE 1 — DEFINITIONS

The terms used in the Contract shall have the following definitions:

1.1

Affiliate means, with respect to any person, each person that controls, is controlled by or is under common control with such person. For the purpose of this definition, “control” of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

1.2	Business Day means any day other than the following: a Saturday, Sunday and any other Legal Bank Holiday.

1.3	Change Request shall have the meaning ascribed to that term in Article 18.1.1.

1.4	Compromise Schedule shall have the meaning ascribed to that term in Article 6.1.

1.5	Confidential Information shall have the meaning ascribed to that term in the NDA.

1.6	Contract shall have the meaning ascribed to that term in Article 2.1

1.7	CSLA means the Commercial Space Launch Act, 49 U.S.C. Sections 70101 -70119.

1.8	Day or day means a calendar day unless otherwise indicated.

1.9	Delivering Party shall have the meaning ascribed to that term in Article 7.1.1.

1.10	EDOE means the date the amendment described in Article 12.1.3 is executed by the Parties.

1.11	Effective Date of Contract or “EDC” means March [10], 2006.

1.12	Escalation Fee shall have the meaning ascribed to that term in Article 3.3.

1.13	Escalation Fee Damages shall have the meaning ascribed to that term in Article 13.1.1.

1.14	Failure means with respect to the Replacement Launch, any loss of operational capacity or expected lifetime of the Spacecraft.

1.15	General Provisions means all articles of this launch services contract.

1.16	ICO Proposed Revised Schedule shall have the meaning ascribed to that term in Article 6.1.

1.17

Insured Launch Activities means (i) the activities carried out by either Party or the Related Third Parties of either Party in accordance with the terms of this Contract and the launch license to be issued under the CSLA to Launch Provider by the Office of the Associate Administrator for Commercial Space Transportation (or any successor agency thereto) to conduct the Launch Service at the Launch Site, including transportation of the Spacecraft between the various locations of the Launch Site, (ii) the use by Launch Provider of United States Government launch facilities at the Launch Site, (iii) activities carried out by the United States Government at the Launch Site relating to the conduct of Launch Service, and (iv) the Launch from the Launch Site.

1.18

Intentional Ignition means, with respect to the Launch Vehicle, the point in time during the launch countdown when the engine start command is issued, causing the start bottle to be pressurized and hypergols to enter the chamber.

1.19

Interface Control Document or “ICD” means the document referred to in the Statement of Work and to be attached as Exhibit B to this Contract upon mutual approval of the Parties that defines in detail the interfaces between the Spacecraft system (including support equipment as relevant) and the Launch Vehicle system (including facilities and support equipment as relevant) for the specific mission.

1.20	L means the first day of the then-current Launch Period, Launch Slot or Launch Day related to the Launch Service, whichever has been most recently established.

1.21

Launch means Intentional Ignition followed by either (i) release of the Launch Vehicle from the launcher hold down restraints for the purpose of lift-off, or (ii) total loss or destruction of the Spacecraft or Launch Vehicle.

1.22

Launch Day means the Day within the then-current Launch Slot established for the Launch pursuant to Article 5, LAUNCH SCHEDULE, as may be subsequently modified pursuant to Article 6, LAUNCH POSTPONEMENTS, on which the Launch is scheduled to occur.

1.23	Launch Matters shall have the meaning ascribed to that term in Article 26.2.

1.24

Launch Opportunity means an adequate time period during which Launch Provider, in its reasonable judgment, may provide the Launch Service for ICO, taking into account all relevant conditions necessary for the Launch of the Spacecraft during such time period, which include, without limitation, contractual commitments to other customers, maintenance of appropriate clearance times between flights, hardware and range availability and requirements of the United States Government, as applicable, for range support.

1.25	Launch Period means the period of days originally established pursuant to Article 5, LAUNCH SCHEDULE, as may be subsequently modified pursuant to Article 5.2 or Article 6, LAUNCH POSTPONEMENTS, during which the Launch is scheduled to occur.

1.26	Launch Price means the price specified in Article 3.2, subject to any revisions to such price pursuant to Article 18, CHANGES.

1.27	Launch Ready Spacecraft means, with respect to the Spacecraft, ICO has determined that the Spacecraft is ready for delivery to the Launch Site.

1.28	Launch Schedule means the then-current Launch Period, Launch Slot or Launch Day, whichever has been most recently established.

1.29	Launch Service(s) means the services to be provided by Launch Provider under this Contract.

1.30

Launch Site means (i) the Spacecraft processing facilities that the Parties utilize at or near Cape Canaveral Air Station, Florida, (ii) the launch processing facilities utilized by Launch Provider and located at or near Cape Canaveral Air Station, Florida, and (iii) any other facilities, including the launch pad, used for the Launch and located at or near Cape Canaveral Air Station, Florida.

1.31

Launch Slot means a thirty (30) day period of time within the then-current Launch Period established pursuant to Article 5, LAUNCH SCHEDULE, as may be subsequently modified pursuant to Article 6, LAUNCH POSTPONEMENTS, during which the Launch is scheduled to occur.

1.32	Launch Vehicle means the Atlas V 421 XEPF launch vehicle system to be used by Launch Provider for the Launch of the Spacecraft.

1.33	Legal Bank Holiday means any day on which national banks are authorized to be closed in New York City, New York, USA.

1.34	LP Proposed Revised Schedule shall have the meaning ascribed to that term in Article 6.2.

1.35	LP Request shall have the meaning ascribed to that term in Article 18.2.1.

1.36	LRP Fee shall have the meaning ascribed to that term in Article 11, LAUNCH RISK PROTECTION.

1.37	LRP Option shall have the meaning ascribed to that term in Article 11, LAUNCH RISK PROTECTION.

1.38	LRP Protection shall have the meaning ascribed to that term in Article 11, LAUNCH RISK PROTECTION.

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

1.39	NDA means the Mutual Non-Disclosure Agreement between ICO and Launch Provider, effective November 9, 2005, which is attached to this Contract as Exhibit C.

1.40	New Spacecraft Type means with respect to the Replacement Launch, any spacecraft that is not a Prior Spacecraft Type.

1.41	Party or Parties means Launch Provider or ICO, or both, depending on the context.

1.42	Post-Launch Services means the reports and range services as defined in the Statement of Work that are to be provided by Launch Provider to ICO after Launch.

1.43	Postponement Fees shall have the meaning ascribed to such term in Article 6.4.

1.44

Prior Spacecraft Type means (i) commercially available spacecraft from the following manufacturers: [*]; and (ii) any other type or class of spacecraft that, at the time that ICO designates a spacecraft for the Replacement Launch, Launch Provider (A) has previously integrated with the Atlas launch vehicle selected by ICO, (B) is scheduled to integrate prior to the Replacement Launch with the Atlas launch vehicle selected by ICO, or (C) is already contracted to be integrated with the Atlas launch vehicle selected by ICO.

1.45	Recipient shall have the meaning ascribed to that term in Article 7.1.1.

1.46

Related Third Parties means (i) the Parties’ directors, officers, agents employees and customers; (ii) the Parties’ contractors, subcontractors and suppliers at any tier involved directly or indirectly in the performance of this Contract, and their directors, officers, agents and employees; (iii) entities involved with Spacecraft processing or other activities in the Spacecraft processing facilities, including the contractor providing the Spacecraft processing facilities, other customers of the Spacecraft processing facilities contractor, and all employees and contractors of those contractors and customers; (iv) parties having any right, title or interest, whether through sale, lease or service arrangement or otherwise, directly or indirectly, in the Spacecraft or any portion thereof, the Launch Vehicle or the Launch Service; (v) any party with a financial interest in Launch Provider, ICO or any Affiliate of Launch Provider or ICO; and (vi) any Affiliate of ICO or Launch Provider.

1.47	Removal Fee Damages shall have the meaning ascribed to that term in Article 13.1.1.

1.48	Replacement Launch shall have the meaning ascribed to that term in Article 12.1.

1.49	Replacement Launch Notice shall have the meaning ascribed to that term in Article 12.1.1.

1.50	Replacement Launch Price shall have the meaning ascribed to that term in Article 12.1.4.

1.51	Revision shall have the meaning ascribed to that term in Article 18.1.2.

1.52	Spacecraft means the payload hardware to be supplied by ICO for Launch by Launch Provider pursuant to the Contract.

1.53	Spacecraft Manufacturer means Space Systems/Loral, Inc., which shall produce the Spacecraft for ICO.

1.54	Statement of Work means the statement of work attached as Exhibit A, dated March 8, 2006, as the same may be amended from time to time in accordance with the Contract.

1.55	Taxes shall have the meaning ascribed to that term in Article 4.6.

1.56	Terminated Ignition means Intentional Ignition not followed by Launch.

1.57	Termination Damages shall have the meaning ascribed to that term in Article 13.1.1.

1.58

Termination Date means the later of (i) the termination date specified in the written notice of termination provided by the terminating Party, or (ii) the date that such notice of termination is deemed effective under Article 8, COMMUNICATION BETWEEN LAUNCH PROVIDER AND ICO.

1.59

Termination Amount means with respect to any termination of this Contract by ICO pursuant to Article 13.1.1 or by Launch Provider pursuant to Article 13.2.2, the amount associated with the Termination Schedule Date in the Termination Schedule as specified in Article 13.1.1 or with respect to the Replacement Launch, as specified in Article 12.1.7.

1.60

Termination Schedule Date means with respect to any termination of this Contract by ICO pursuant to Article 13.1.1 or by Launch Provider pursuant to Article 13.2.2, a specific point of time listed in the Termination Schedule set forth in Article 13.1.1 or with respect to the Replacement Launch, in Article 12.1.7.

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

1.61

Termination Schedule means the schedule specifying each Termination Schedule Date and the related Termination Amounts, as set forth in Article 13.1.1 and with respect to the Replacement Launch, in Article 12.1.7.

1.62

Third Party means any individual or legal entity other than (i) the Parties, (ii) the Related Third Parties, and (iii) the United States Government and its agencies, contractors or subcontractors involved in the Launch Service.

ARTICLE 2 — CONTRACTUAL DOCUMENTS

2.1           The “Contract” shall be the following documents:

2.1.1	the General Provisions,

2.1.2	Exhibit A, the Statement of Work,

2.1.3	Exhibit B, the Interface Control Document (once executed and delivered by the Parties and the Spacecraft Manufacturer),

2.1.4	Exhibit C, the NDA, and

2.1.5	Exhibit D, Launch Risk Protection.

2.2           In the event of conflict between any of the items that comprise the Contract, the following order of precedence shall prevail: (i) the General Provisions and Exhibit D, Launch Risk Protection (provided that the terms of Exhibit D, Launch Risk Protection, shall only apply to the LRP Option available under Article 11, LAUNCH RISK PROTECTION, and shall not be used for the interpretation of any of the other articles of the General Provisions), (ii) the Interface Control Document, and (iii) the Statement of Work.

ART1CLE 3 — LAUNCH SERVICE AND LAUNCH PRICE

3.1           Launch Provider shall provide to ICO one (1) Launch Service for the Spacecraft using the Launch Vehicle and the Launch Site facilities in accordance with this Contract. The Launch Vehicle shall deliver the mission performance as specified in the Statement of Work. Except for Post-Launch Services, the Launch Service provided under the Contract shall be deemed complete upon Launch. A Launch shall not be deemed complete in the event of a Terminated Ignition.

3.2           The total Launch Price to be paid for the Launch Service is [*].

3.3           If the aggregate length of postponements of the Launch Schedule by ICO under Article 6.1 exceeds [*] then ICO shall pay an additional fee (the “Escalation Fee”) in the amount of [*] for each day of postponement by ICO

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

in excess of [*] of postponement for which ICO has not previously paid and an Escalation Fee is due and payable. For the avoidance of doubt, aggregate length of postponements of the Launch Schedule by ICO under Article 6.1 shall be measured in accordance with Article 6.3.

3.4           In the event ICO postpones the Launch Schedule pursuant to Article 6.1 and Launch Provider must remove the Launch Vehicle or part thereof from the vehicle integration facility or the launch pad, ICO will pay the actual and reasonable costs incurred by Launch Provider for such effort, including, without limitation, to remove, place and maintain in storage the Launch Vehicle, re-process the Launch Vehicle and Spacecraft, and to re-integrate the Spacecraft; provided that (i) in no event shall ICO’s liability for such costs exceed [*], and (ii) Launch Provider shall not begin the assembly of the booster on-stand operation for the Launch Service before the Launch Day has been selected pursuant to Article 5.4.

ARTICLE 4 — PAYMENTS

4.1           All payments shall be made in U.S. Dollars. ICO shall pay the Launch Price in accordance with the following schedule, as such schedule may be amended or revised pursuant to this Contract:

[*]

[*] In the event Launch Provider postpones the Launch Schedule for the Launch Service pursuant to Article 6.2, all payments under this Article 4.1 which have not already been paid shall be suspended on a day-for-day basis for the length of the postponement and then resumed with all remaining payments postponed by the length of the postponement.

4.2          Payment of the Launch Price and the Escalation Fees shall be as follows:

4.2.1       Launch Provider shall submit an invoice to ICO pursuant to Article 8, COMMUNICATION BETWEEN LAUNCH PROVIDER AND ICO, for the amount due on EDC after the execution of the Contract by both Parties, and ICO shall pay such invoice within thirty (30) days of the receipt thereof. With respect to any payment of the Launch Price owed by ICO other than

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

such amount owed based on EDC, Launch Provider shall submit an invoice to ICO thirty (30) days in advance of the scheduled payment due date in accordance with Article 4.1, and ICO shall pay such invoice on the later of (i) the due date for such invoice, or (ii) thirty (30) days after receipt of such invoice. If the due date for any payment falls on a Saturday, Sunday, or Legal Bank Holiday, payment shall be due on the following Business Day. [*] Postponement of the Launch caused by ICO’s failure to make timely payment pursuant to the preceding sentence shall be a postponement attributable to ICO under Article 6.1.  [*]

4.2.2        Any Escalation Fees that are due under Article 3.3 shall be divided evenly over the remaining payments of the Launch Price specified in Article 4.1 and invoiced and paid at the same time as the Launch Price payment. If ICO further postpones the Launch Schedule after [*] has been submitted and Escalation Fees are due pursuant to Article 3.3, such Escalation Fees shall be due within thirty (30) days of receipt of Launch Provider’s invoice prepared in accordance with this Contract.

4.3           Except for the payments made by ICO pursuant to Article 4.1 and Article 4.2, payments to Launch Provider pursuant to this Contract shall be due within thirty (30) days of receipt of Launch Provider’s invoice prepared in accordance with this Contract. Payment to ICO shall be to the account designated in writing by ICO and shall be due within thirty (30) days of receipt of ICO’s invoice prepared in accordance with this Contract.

4.4           All payments under this Contract shall be made by electronic bank transfer and shall not be reduced by any wire transfer fee, bank processing fee, or other fee pertaining to the rendering of payment. Subject to the terms of this Contract, payments shall be in the amount specified in the invoice and be made pursuant to the instructions contained in the invoice.

Payment to Launch Provider shall be wire transferred to:

Lockheed Martin Commercial Launch Services, Inc.

Citibank N.A.

[*]

[*]

ABA [*]

Acct [*]

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Payment shall be deemed to have been made when credit for the due and payable amount has been established in the payee’s designated bank account.

4.5           In the event payment has not been received by the payee by the due date, or has been received in part only, the payor shall pay the payee interest on any unpaid amount based on the interest rate charged by Citibank of New York City to its preferred customers [*] per annum or, if such amount is higher than the highest permissible interest rate allowed under applicable law. the payor shall pay the payee interest based on the highest permissible interest rate allowed under applicable law. Notwithstanding anything herein to the contrary, other than payments scheduled to be made by ICO in accordance with the terms of the Contract, any amount which is the subject of a bona fide dispute shall not be considered due and payable until the dispute is resolved in accordance with Article 21, DISPUTE RESOLUTION.

4.6           The Launch Price and other fees payable by ICO pursuant to this Contract include all taxes, duties and other levies (“Taxes”) imposed by the governments of the United States or any other nation, and/or any political subdivision of any of the foregoing on any services or materials furnished or arranged by or on behalf of Launch Provider; but exclude any Taxes that may be imposed by the governments of the United States or any other nation, and/or any political subdivision of any of the foregoing on the Spacecraft, support equipment, or material used in the transportation of the Spacecraft or support equipment (unless such equipment or material has been furnished or arranged by or on behalf of Launch Provider). Any Taxes imposed on the Spacecraft, support equipment, or material used in the transportation of the Spacecraft or support equipment that become the obligation of Launch Provider to pay, will be reimbursed by ICO to Launch Provider within thirty (30) days of the receipt of Launch Provider’s request and invoice for payment with appropriate documentation; provided, that Launch Provider shall cooperate with ICO in any good faith contest or challenges by ICO of such Taxes.

ARTICLE 5 — LAUNCH SCHEDULE

5.1           The Launch of the Spacecraft shall be in accordance with the following Launch Schedule, as subsequently modified by the Parties in accordance with this Contract:

Launch Period
[*]

5.2           The Launch Period shall be for the duration indicated in Article 5.1 above; provided, however, [*].

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

5.3           ICO shall request a Launch Slot in writing at least [*] to the first day of the then-established Launch Period. Launch Provider shall use commercially reasonable efforts to provide ICO with its requested Launch Slot.  Within fifteen (15) days of the receipt of the written request for Launch Slot, Launch Provider shall either inform ICO that a Launch Opportunity is available for the Launch Slot as requested or if a Launch Opportunity is not available for the requested Launch Slot, Launch Provider shall recommend an alternative Launch Slot and agree to meet (either in person or telephonically) with ICO at a mutually agreeable time, provided that such meeting shall take place within seven (7) days of Launch Provider’s receipt of ICO’s written request for a meeting with Launch Provider. Prior to such meeting, Launch Provider shall inform ICO, in writing, of all available Launch Opportunities within [*] and after the Launch Slot that ICO requested. The Launch Slot shall be determined by [*] of the Parties on or before [*] to the first day of the then-established Launch Period based on the availability of Launch Opportunities. If the [*] on the selection of a Launch Slot, ICO shall be assigned the first available Launch Slot for which there is a Launch Opportunity after the Launch Slot initially requested by ICO; provided that the period of time between the Launch Slot initially requested by ICO and the first available Launch Slot for which there is a Launch Opportunity after such Launch Slot initially requested by ICO shall not constitute a postponement requested by ICO or Launch Provider under Article 6.1 or Article 6.2, respectively.

5.4           Launch Provider shall propose a Launch Day in writing at least [*] prior to the first day of the then-established Launch Slot.  Within seven (7) days of the receipt of the written recommendation of a Launch Day, ICO shall agree to such Launch Day or shall agree to meet (either in person or telephonically) with Launch Provider at a mutually agreeable time, provided that such meeting shall take place within seven (7) days of Launch Provider’s receipt of ICO’s written request for a meeting with Launch Provider. Prior to such meeting, Launch Provider shall inform ICO, in writing, of all available Launch Opportunities, both prior to and after the recommended Launch Day. The Launch Day shall be determined by [*] on or before [*] prior to the first day of the established Launch Slot based on the availability of Launch Opportunities.  Launch Provider shall use commercially reasonable efforts to provide ICO with the Launch Day it requests. If the [*] on the selection of a Launch Day, ICO shall be assigned the first available Launch Day for which there is a Launch Opportunity after the Launch Day requested by ICO in such meeting; provided that the period of time between the Launch Day requested by ICO and the first available Launch Day for which there is a Launch Opportunity after such Launch Day requested by ICO shall not constitute a postponement requested by ICO or Launch Provider under Article 6.1 or Article 6.2, respectively.

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

5.5           Throughout the duration of this Contract, Launch Provider shall provide monthly status reports to ICO of [*] for the time period that is [*] before and [*] after the Launch Schedule. In addition, if Launch Provider obtains information regarding [*] between the provision of monthly status reports, Launch Provider shall promptly provide such information to ICO.

5.6           ICO shall notify Launch Provider of the scheduled delivery of the Launch Ready Spacecraft to the Launch Site not less than ten (10) days prior to the scheduled delivery.

ARTICLE 6 — LAUNCH POSTPONEMENTS

6.1           ICO may request a postponement to the Launch Schedule by providing written notice to Launch Provider of the desired change of the Launch Schedule. ICO shall request a postponement in writing as soon as ICO knows that ICO will not be able to maintain the Launch Schedule. At the time of the request for such postponement, ICO shall propose a new Launch Schedule (“ICO Proposed Revised Schedule”). Within fifteen (15) days of the receipt of the written request for a Launch Schedule change, Launch Provider shall either inform ICO that a Launch Opportunity is available for the requested ICO Proposed Revised Schedule or shall agree to meet (either in person or telephonically) with ICO at a mutually agreeable time, provided that such meeting shall take place within seven (7) days of Launch Provider’s receipt of ICO’s written request for a meeting. Prior to such meeting, Launch Provider shall inform ICO, in writing, of all available Launch Opportunities, both prior to and after the ICO Proposed Revised Schedule, and, in any event, Launch Provider shall use commercially reasonable efforts to provide a Launch Schedule to Launch the Spacecraft as soon as possible after it becomes a Launch Ready Spacecraft.  At such meeting or as soon as practicable thereafter, [*] for which there is a Launch Opportunity (“Compromise Schedule”), and [*] such Compromise Schedule. If the Compromise Schedule is after the ICO Proposed Revised Schedule, the period of time between the first day of the ICO Proposed Revised Schedule and the first day of the Compromise Schedule shall not be deemed a postponement by ICO pursuant to this Article 6.1 or Launch Provider pursuant to Article 6.2.

6.2           Launch Provider shall request a postponement in writing to ICO as soon as Launch Provider knows that Launch Provider will not be able to maintain the current Launch Schedule. At the time of the request for such postponement, Launch Provider will provide ICO with a reasonably detailed explanation of the reason for such postponement and a proposed new Launch Schedule (“LP Proposed Revised Schedule”). Within fifteen (15) days of the receipt of the written request for a Launch Schedule change, ICO will either accept the LP Proposed Revised Schedule or shall agree to meet (either in person or telephonically) with Launch Provider at a

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

mutually agreeable time, provided that such meeting shall take place within seven (7) days of Launch Provider receipt of ICO’s written request for a meeting. Prior to such meeting, Launch Provider shall inform ICO, in writing, of all available Launch Opportunities, both prior to and after the LP Proposed Revised Schedule, and, in any event, Launch Provider shall use commercially reasonable efforts to provide a Launch Schedule to Launch the Spacecraft as soon as possible after it becomes a Launch Ready Spacecraft. At such meeting or as soon as practicable thereafter, [*] a Compromise Schedule, and [*] such Compromise Schedule. If the Compromise Schedule is after the LP Proposed Revised Schedule, the period of time between the first day of the LP Proposed Revised Schedule and the first day of the Compromise Schedule shall not be deemed a postponement by Launch Provider pursuant to this Article 6.2 or by ICO pursuant to Article 6.1.

6.3           The length of each postponement attributable to either ICO under Article 6.1 or Launch Provider under Article 6.2 shall be measured from the first day of the then-current Launch Schedule to the first day of the Launch Schedule proposed by the postponing Party. The selection of a Launch Slot or Launch Day, as applicable, for a postponed Launch Schedule shall not be considered a postponement attributable to either Party. The total amount of postponement days attributable to ICO shall be the sum of all days of postponement attributed to ICO and the total amount of postponement days attributable Launch Provider shall be the sum of all days of postponement attributed to Launch Provider, and calculated in accordance with this Article 6.3.  With respect to conversion of days of postponement to months of postponement under this Contract, thirty (30) days of postponement will equal one (1) month of postponement.

6.4           In the event that postponements attributable to Launch Provider under Article 6.2, including postponements under Article 7.1.2 caused by Launch Provider’s failure to meet its obligations under ARTICLE 7, OBLIGATIONS BEFORE AND AFTER LAUNCH, exceed [*] in the aggregate, then Launch Provider shall pay postponement fees (collectively, “Postponement Fees”) as provided in this Article 6.4. Launch Provider shall be assessed a Postponement Fee for each such day of postponement attributable to the Launch Provider in excess of [*] at the [*] per day, up to a maximum aggregate fee of [*] for the Launch Service. Postponement Fees shall be deemed as liquidated damages and not as a penalty. Both ICO and Launch Provider agree that the Postponement Fees represent (a) a knowing and considered allocation of ICO’s risks, (b) ICO’s reasonable assessment of the potential future actual damages related to this Contract and (c) fair compensation for ICO relative to a potential postponement hereunder. Except as otherwise expressly provided in this Contract (including, without limitation, as provided in Article 13, TERMINATION, and Article 4, PAYMENTS), Postponement Fees shall be the sole remedy available to ICO for any and all impacts associated with a postponement or cumulative postponement of the Launch.

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

6.5           In the event of a launch failure of any Atlas launch vehicle immediately preceding the Launch Service, ICO may postpone the Launch Schedule in order not to be [*] for the Atlas launch vehicle. Within fifteen (15) days of such postponement, Launch Provider shall provide a LP Proposed Revised Schedule that identifies the first Launch Opportunity for which ICO is not the [*] for the Atlas launch vehicle. Within fifteen (15) days of the receipt of such LP Proposed Revised Schedule, ICO shall either accept the LP Proposed Revised Schedule or the Parties shall agree to meet (either in person or telephonically) at a mutually agreeable time, provided that such meeting shall take place within seven (7) days of Launch Provider’s receipt of ICO’s written request for a meeting. Prior to such meeting, Launch Provider shall inform ICO, in writing, of all available Launch Opportunities after the LP Proposed Revised Schedule, and, in any event, Launch Provider shall not require ICO’s Launch to be [*] for the Atlas launch vehicle. At such meeting or as soon as practicable thereafter, [*] a Compromise Schedule, and [*] such Compromise Schedule.  If the Compromise Schedule is after the LP Proposed Revised Schedule, the period of time between the first day of the LP Proposed Revised Schedule and the first day of the Compromise Schedule shall not be deemed a postponement by Launch Provider pursuant to this Article 6.2 or by ICO pursuant to Article 6.1.

ARTICLE 7 — OBLIGATIONS BEFORE AND AFTER LAUNCH

7.1           Launch Provider shall provide to ICO and ICO shall provide to Launch Provider the data, hardware and services identified in the Statement of Work according to the schedules provided therein. The data, hardware and services shall be received in a condition suitable for their intended use as defined by the requirements of the Statement of Work. In the event that the data, hardware or services are not received according to their schedule or requirements, and the non-availability will affect the Launch Schedule, the following procedures shall apply:

7.1.1        The Party receiving or failing to receive the data, hardware or services (the “Recipient”) shall promptly provide the Party obligated to deliver such data, hardware or services (the “Delivering Party”) with written notice that includes a statement of the discrepancy and recommended solutions. The Delivering Party shall consider the recommendations of the Recipient and shall provide the Recipient written direction about how to proceed within seven (7) days of the receipt of notice.

7.1.2        The Recipient shall use commercially reasonable efforts to continue its obligations under the Contract without affecting the Launch Schedule, and the Parties shall discuss measures to mitigate the delay caused by the failure to deliver the data, hardware or services. If, however, the Recipient is unable, despite its commercially reasonable efforts, to continue its obligations under the Contract without affecting the Launch Schedule and,

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

as a result of the failure of the Delivering Party to deliver the data, hardware or services, the Launch Service cannot be performed within the Launch Schedule, then the Delivering Party shall request a postponement of the Launch Schedule pursuant to Article 6.1 or Article 6.2, as applicable; provided, however, that the number of days of postponement attributable to the Delivering Party shall not exceed the number of days after the scheduled delivery date of the data, hardware or services that the Delivering Party delivers such data, hardware or services.

7.2           Launch Provider shall perform the Post-Launch Services for the Launch Service and provide ICO with access to and use of the data and other reports regarding the Launch Service specified in the Statement of Work.

ARTICLE 8 — COMMUNICATION BETWEEN LAUNCH PROVIDER AND ICO

8.1           All notices and communications between the Parties that are required or permitted under the Contract, in order to be given effect, shall be in writing and shall be addressed as listed below; provided that each Party may change its address and contact information by written notice to the other Party. A notice shall be deemed effective upon (i) acknowledgement of receipt (electronically or otherwise) if sent by facsimile (or, if acknowledged electronically after normal business hours, then upon the next succeeding commencement of normal business hours) or (ii) actual receipt if delivered in person, by reputable overnight delivery service or by any means other than by facsimile.  Electronic mail (e-mail) communication shall not constitute notice under this Article 8.1.

All Notices to Launch Provider:

Lockheed Martin Commercial Launch Services, Inc.

1660 International Drive, Suite 800

McLean, VA 22102

Attention:             [*]

[*]

All Notices to ICO:

ICO Satellite Services GP

222 North Sepulveda Blvd., Suite 1770

El Segundo, CA 90245

Attention:             [*]

[*]

with a copy (which shall not constitute notice) to:

Davis Wright Tremaine LLP

1501 Fourth Avenue, Suite 2600

Seattle, WA 98101

Attention:              Joseph Weinstein

Fax: (206) 628-7699

8.2           All documentation, notices, reports and correspondence required pursuant to the Contract shall be submitted and maintained in the English language. All communication at the Launch Site between the Parties and with Related Third Parties and between the personnel of the Parties or Related Third Parties shall be in English. The Parties shall mutually agree upon standards for transliteration and translation of non-English information.

ARTICLE 9 — PERMITS, APPROVALS AND COMPLIANCE WITH UNITED STATES GOVERNMENT REQUIREMENTS

9.1           Launch Provider has executed agreements with various United States Government agencies for use of United States Government-owned property and facilities relating to launch operations at the Launch Site. ICO and Launch Provider agree that they shall comply with the United States Government’s laws, regulations, policies and directives as they relate to the performance of this Contract. Launch Provider shall provide ICO with reasonable notice (either verbally or in writing) of the requirements regarding access to the Launch Site. The Parties shall, before Launch, execute and deliver the Agreement for Waiver of Claims and Assumption of Responsibility, the execution of which is required by the United States Department of Transportation (14 C.F.R. Section 440.17(c)) as a condition of granting Launch Provider’s license to conduct launch activities and Launch the Spacecraft.

9.2           It is the policy of the United States Government to support the commercialization of domestic launch services by making available to United States launch services providers its launch-related facilities. However, both ICO and Launch Provider agree that, in the event of imperative national need as set forth in 49 U.S.C. Section 70109 of the CSLA, the United States Government may require use of United States Government or Launch Provider property and personnel. In the event such use by the United States Government necessitates subsequent rescheduling of ICO’s Launch Service, Launch Provider shall promptly notify ICO of any delay and reschedule the Launch Service in accordance with Article 6.2.

9.3           Each of the Parties acknowledges and agrees that it will comply with all applicable statutes and regulations relating to the export and import of commodities, services or technical data out of and into the United States of America.

9.4           ICO and Launch Provider hereby agree to identify and promptly notify the other Party of all of its non-U.S. person employees, non-U.S. person employees of its Related Third Parties and non-U.S. person consultants of any of them who will participate in, or receive any commodities, technical data or defense services in connection with the performance of this Contract. For the purposes of conformance with the International Traffic in Arms Regulation, U.S. resident aliens (with green cards) shall be considered U.S. persons.

9.5           Each of the Parties acknowledges that a Party must refuse to admit to any meeting and refuse to transmit any commodities, technical data or provide any defense services, to a non-U.S. person participant who is not covered by an applicable license or agreement issued by the United States Government and duly executed by the appropriate parties.

9.6           Each Party agrees to exercise commercially reasonable efforts to obtain and maintain thereafter all necessary licenses, clearances, permits and governmental authorizations necessary in order to comply with all requirements and to perform all obligations under this Contract in a timely manner. Each Party agrees to assist and support the other Party to the extent practicable, in obtaining such licenses, permits, approvals, and authorizations.

9.7           Without limitation to the foregoing, Launch Provider shall be responsible for providing the below-listed tasks and services for the Launch Service to the extent such tasks and services are required by applicable law or regulation:

(i)            Provide Defense Technology Security Administration (“DTSA”) monitors during all technical interface meetings related to the Launch Service including, if required, having such monitors at the Launch Site for the duration of the Launch Service;

(ii)           Provide for a security guard detail at the Launch Site for the Launch Service, if required, in compliance with Launch Provider’s TAA requirements and DTSA-approved Spacecraft security plan;

(iii)          Include both ICO and the Spacecraft Manufacturer as signatories to Launch Provider’s TAA(s) to cover all related pre-Launch activities/interfaces in respect to the Launch Vehicle, the Launch Service as well as all activities at the Launch Site, and Post-Launch Services; and include as signatories to such TAA(s) such other parties as requested by ICO, subject to U.S. Government approval; and

(iv)          Provide the required security plan(s) as it relates to the Launch’s TAA requirements for the Launch Site and the activities to be performed in connection with the Launch Service.

The Launch Provider’s performance of the tasks and services described in clauses (i) through (iv) above is included in the Launch Price.

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

ARTICLE 10 — TITLE TO PROPERTY

10.1         ICO understands and agrees that at no time does ICO obtain title to or any ownership of or any other legal or equitable right or interest in or to any part of any Launch Vehicle, or in any other property of Launch Provider, whether real or personal, tangible or intangible, including without limitation hardware used or furnished by Launch Provider in providing the Launch Service under this Contract. Such property of Launch Provider shall be considered between the Parties to be the property of Launch Provider.

10.2        Launch Provider understands and agrees that at no time does Launch Provider obtain title to or any ownership of or any other legal or equitable right or interest in or to the Spacecraft of ICO or any part thereof, or in any other property of ICO, whether real or personal, tangible or intangible, including any hardware or equipment used or furnished in performing the obligations of ICO hereunder. Such property of ICO shall be considered between the Parties to be the property of ICO.

ARTICLE 11 — LAUNCH RISK PROTECTION

Subject to insurer agreement, ICO shall have the right to exercise launch risk protection pursuant to the terms of Exhibit D and this Article 11, LAUNCH RISK PROTECTION (“LRP Protection”), by providing written notice to the Launch Provider no later than [*] (“LRP Option”). If ICO exercises the LRP Option, the fee for such LRP Protection shall be $[*] (“LRP Fee”). The LRP Protection amount for such LRP Option shall be $[*]. The LRP Fee shall be payable as follows: (i) [*] of the LRP Fee shall be invoiced by the Launch Provider promptly after exercise of the LRP Option by ICO and due within ten (10) days of invoice, and (ii) [*] of the LRP Fee shall be invoiced and due [*] to the then-established Launch Day.  The LRP Fee is fully refundable if ICO terminates the LRP Option, except (a) $[*] shall be non-refundable (if the second payment in clause (ii) above is paid), and (b) in no event will ICO be entitled to a refund of the LRP Fee in an amount greater than the amount received by Launch Provider from the insurers. In the event of a claim on the LRP Protection, Launch Provider agrees that it will diligently and in good faith pursue such claim with its insurers and pay any proceeds received by the insurers to ICO, provided however, if the insurer refuses to pay the claim and the claim is submitted to arbitration or is mediated or litigated, ICO will direct Launch Provider regarding the pursuit of the claim, including but not limited to discussions or agreements regarding settlement, and may participate in any arbitration, mediation or litigation regarding such claim at its own expense and shall reimburse Launch Provider for all reasonable, out-of-pocket costs associated with pursuing such claim. [*]

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

ARTICLE 12 — REPLACEMENT LAUNCH

12.1        In the event that ICO determines that the Launch results in a Failure within the first [*], then ICO shall have the right to require Launch Provider to perform another launch service in accordance with this Article 12.1 (the “Replacement Launch”).

12.1.1      If ICO has a Failure, ICO’s right to obtain the Replacement Launch is exercisable by written notice (the “Replacement Launch Notice”), which ICO shall provide not later than [*].

12.1.2      The Replacement Launch Notice shall indicate the new ninety (90) day Launch Period desired for the Replacement Launch. Launch Provider shall use [*] to provide ICO with the Launch Period desired for the Replacement Launch. Launch Provider shall inform ICO, within fifteen (15) days after receipt of the Replacement Launch Notice, if a Launch Opportunity exists in the Launch Period requested by ICO. If a Launch Opportunity does not exist in the requested Launch Period, the Parties will negotiate in good faith and designate a mutually acceptable Launch Period for the Replacement Launch within [*] after Launch Provider’s receipt of the Replacement Launch Notice exercising its option for the Replacement Launch; [*]

12.1.3      The Replacement Launch shall be provided in accordance with the terms and conditions of the Contract, except the Replacement Launch Price, the determination of the Launch Period for the Replacement Launch, the payment schedule for the Replacement Launch and the Termination Schedule shall be as set forth in this Article 12, REPLACEMENT LAUNCH.  Once the Parties have selected a Launch Period for the Replacement Launch, the Parties shall prepare and sign an amendment to this Contract that documents the terms and conditions of such Replacement Launch.

12.1.4      Launch Provider shall in good faith provide ICO a price for the Replacement Launch (“Replacement Launch Price”) at least [*]. If ICO exercises a Replacement Launch, ICO shall pay the Replacement Launch Price in accordance with Article 12.1.5.

12.1.5      ICO shall make payments for the Replacement Launch in accordance with the following payment schedule, as such schedule may be amended or revised pursuant to this Contract:

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

EXECUTION COPY

[*]

[*] In the event Launch Provider postpones the Launch Schedule for the Launch Service pursuant to Article 6.2, all payments under this Article 12.1.5 which have not already been paid shall be suspended on a day-for-day basis for the length of the postponement and then resumed with all remaining payments postponed by the length of the postponement.

12.1.6        ICO may select a Prior Spacecraft Type or New Spacecraft Type for the Replacement Launch.  The Replacement Launch Price provided by Launch Provider in accordance with Article 12.1.4 shall include a price for the re-launch of a spacecraft identical to the Spacecraft, as well as for the launch of a Prior Spacecraft Type that is different from the Spacecraft.  If requested by ICO in the Replacement Launch Notice, Launch Provider will also provide an incremental price for the launch of a New Spacecraft Type specified by ICO.

12.1.7        The following Termination Schedule shall apply to the Replacement Launch:

Termination Schedule Dates	Termination Amount
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

With respect to the Termination Schedule above, Termination Damages shall be calculated pursuant to the terms of Article 13.1.1, except the maximum recoverable Termination Damages shall be [*]

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

ARTICLE 13 — TERMINATION

13.1              The rights of ICO to terminate the Launch Service under the Contract, and the available remedies, are as follows:

13.1.1         Prior in the Launch, ICO shall have the right to terminate the Launch Service pursuant to this Article 13.1.1 for any reason by providing written notice to Launch Provider. With respect to any termination pursuant to this Article 13.1.1, Launch Provider will be entitled to retain, as liquidated damages, an amount calculated based on the Termination Schedule below, as adjusted by this Article 13.1.1 (the “Termination Damages”). In the event ICO postpones the Launch Schedule pursuant to Article 6.1. the L used in the Termination Schedule shall be adjusted on a day-for-day basis for the aggregate length of all such postponements by ICO.  For a Termination Date between any two Termination Schedule Dates in the Termination Schedule, the Termination Damages shall be linearly increased from the preceding Termination Amount in the Termination Schedule for the percentage of days that have passed between the preceding and succeeding Termination Schedule Dates. Termination Damages shall never be greater than [*].  The Termination Schedule is as follows:

Termination Schedule Dates	Termination Amount
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Example: If there have been no postponements by Launch Provider or ICO and the Termination Date is at L-11, then the Termination Damages would be [*].

In addition to the Termination Damages, Launch Provider shall also retain, as liquidated damages, [*] of any Escalation Fees paid or due and payable by ICO as of the Termination Date (the “Escalation Fee Damages”) and [*] of any amounts paid by ICO pursuant to Article 3.4 prior to the Termination Date (the “Removal Fee Damages”). If ICO has exercised the LRP Option, Launch Provider shall promptly provide the insurer with notice of ICO’s termination, request cancellation of the LRP Protection and refund to ICO any premiums, charges or amounts paid by ICO and returned by the insurer to Launch Provider. Within fifteen (15) days of the Termination Date, Launch Provider will provide ICO with written notice that includes a detailed

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

accounting of the Termination Damages, Escalation Fee Damages and Removal Fee Damages and the amount to be refunded to ICO. Within thirty (30) days of the Termination Date, Launch Provider will refund the balance of all payments is made by ICO in excess of the Termination Damages, Escalation Fee Damages and Removal Fee Damages, as applicable for the Launch Service. In addition, the Launch Provider shall refund all fees paid (less the $[*] non-refundable amount, if applicable in accordance with Article 11, LAUNCH RISK PROTECTION) by ICO for the LRP Protection with in thirty (30) days or if not refunded by the insurer by that date, within five (5) days of receipt by the Launch Provider of the refund from the insurer.

13.1.2         Prior to the Launch, ICO shall have the right to terminate the Launch Service pursuant to this Article 13.1.2 if:

13.1.2.1       The sum of all postponements for the Launch Service which are attributable to Launch Provider under Article 6.2, including any postponements under Article 7.1.2 caused by Launch Provider’s failure to meet its obligations under ARTICLE 7, OBLIGATIONS BEFORE AND AFTER LAUNCH, have or will equal or exceed [*] in the aggregate; provided, postponements attributable to ICO under Article 6, LAUNCH POSTPONEMENTS, shall not be considered when calculating the sum of postponements. ICO may exercise its right to terminate under this Article 13.1.2.1 effective immediately upon written notice to Launch Provider. ICO must terminate Launch Provider within [*] of becoming aware that the sum of postponements by Launch Provider pursuant to this Article 13.1.2.1 equal or exceed [*] or if ICO does not terminate Launch Provider within such [*] period, ICO waives its right to terminate the Launch Service pursuant to this Article 13.1.2.1 unless Launch Provider further postpones the Launch Service.

13.1.2.2       Launch Provider materially breaches any of its obligations under this Contract; provided, ICO’s right to terminate this Contract for Launch Schedule postponements shall be governed by Article 13.1.2.1. Any termination of a Launch Service under this Article 13.1.2.2 must be preceded by thirty (30) days written notification that specifies the default or breach and the intent to terminate in the event that the default or breach is not, or cannot be, cured within [*] after such notice to cure. If such default or breach is not cured within such [*] period, then ICO shall have the right to terminate the Launch Service immediately on written notice to Launch Provider. ICO must terminate the Launch

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Provider within [*] after the expiration of such [*] or if ICO does not terminate Launch Provider within such [*] period, ICO waives its right to terminate the Launch Service pursuant to this Article 13.1.2.2 unless Launch Provider subsequently materially breaches any of its obligations under this Contract.

13.1.2.3       Launch Provider becomes bankrupt or insolvent or has a receiving order made against it, or seeks the protection of any law relating to bankrupt or insolvent debtors, or if an order is made or resolution passed for the winding up of Launch Provider. ICO may exercise its right to terminate under this Article 13.1.2.3 effective immediately upon written notice to Launch Provider.

13.1.3         With respect to any termination under Article 13.1.2, within thirty (30) days of the Termination Date, Launch Provider shall refund all payments made for the Launch Service (including, without limitation, all fees paid for the LRP Option) and, if applicable, pay any Postponement Fees due under Article 6.4.

13.2              The rights of Launch Provider to terminate the Launch Service under the Contract, and the available remedies, are as follows:

13.2.1         Prior to the Launch, Launch Provider shall have the right to terminate the Launch Service pursuant to this Article 13.2.1 by providing written notice to ICO:

13.2.1.1       If ICO fails to comply with the payment obligations specified in Article 4, PAYMENTS.  No right of termination shall exist with respect to any amount not paid by ICO that is the subject of a bona fide dispute between ICO and Launch Provider. Any termination of a Launch Service under this Article 13.2.1.1 must be preceded by thirty (30) days written notification that specifies the payment default and the intent to terminate in the event that such payment default is not, or cannot be, cured within [*] after such notice to cure. If such payment default is not cured within such [*] period, then Launch Provider shall have the right to terminate the Launch Service immediately on written notice to ICO. If the payment obligation is not cured within the [*] cure period, Launch Provider must terminate the Launch Service within [*] after the expiration of such [*] cure period or if Launch Provider does not terminate the Launch Service within such [*] period, Launch Provider waives its right to terminate the Launch Service pursuant to this

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Article 13.2.1.1 unless ICO subsequently fails to comply with the payment obligations specified in Article 4, PAYMENTS.

13.2.1.2       If the sum of all postponements of the Launch Service attributable to ICO under Article 6.1, including postponements under Article 7.1.2 caused by ICO’s failure to meet its obligations under ARTICLE 7, OBLIGATIONS BEFORE AND AFTER LAUNCH, equal or exceed [*] in the aggregate; provided, postponements attributable to Launch Provider under Article 6, LAUNCH POSTPONEMENTS, shall not be considered when calculating the sum of postponements. Launch Provider shall have the right to terminate the Launch Service pursuant to this Article 13.2.1.2 immediately on written notice to ICO. Launch Provider must terminate the Launch Service within [*] of becoming aware that the sum of postponements by ICO pursuant to this Article 13.2.1.2 equal or exceed [*] or if Launch Provider does not terminate the Launch Service within [*] period, Launch Provider waives its right to terminate the Launch Service pursuant to this Article 13.2.1.2 unless ICO further postpones the Launch Service. Notwithstanding the foregoing, if ICO postpones the Launch Schedule pursuant to Article 6.5, Launch Provider may only terminate the Launch Service pursuant to this Article 13.2.1.2 if the sum of postponements by ICO under Article 6.1, which includes postponements under Article 6.5, is equal to or exceeds [*].

13.2.2         With respect to any termination of the Launch Service pursuant to Article 13.2.1, Launch Provider shall retain the Termination Damages, the Escalation Fee Damages and the Removal Fee Damages as calculated in Article 13.1.1. If ICO has exercised the LRP Option, Launch Provider shall promptly provide the LRP Protection insurer with notice of Launch Provider’s termination of the Launch Service, request cancellation of the LRP Protection and refund to ICO any premiums, charges or amounts returned by insurer to Launch Provider. Within fifteen (15) days of the Termination Date, Launch Provider will provide ICO with written notice that includes a detailed calculation of the Termination Damages, the Escalation Fee Damages, the Removal Fee Damages and any amount to be refunded to ICO. Within thirty (30) days of the Termination Date, Launch Provider will refund the balance of all payments made for the Launch Service terminated in excess of the Termination Damages.

13.3             Both ICO and Launch Provider agree that the Termination Damages specified in Article 13, TERMINATION, are liquidated damages and not penalties, and represent (i) a knowing and considered allocation of Launch Provider’s risks, (ii)

Launch Provider’s reasonable assessment of potential future actual damages and (iii) fair compensation for Launch Provider relative to a potential termination hereunder.

13.4              If an arbitrator determines in accordance with Article 21, DISPUTE RESOLUTION, that ICO has wrongfully terminated the Launch Service pursuant to Article 13.1.2, then such termination shall be deemed, as of the original Termination Date, a termination of the Launch Service by ICO pursuant to Article 13.1.1.

ARTICLE 14 — EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS

14.1             NO REPRESENTATIONS OR WARRANTIES

14.1.1         LAUNCH PROVIDER HAS NOT MADE NOR DOES IT MAKE ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR OF FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SUCCESS OF ANY LAUNCH OR OTHER PERFORMANCE OF THE LAUNCH SERVICE HEREUNDER.

14.1.2         ICO HAS NOT MADE NOR DOES IT MAKE ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF DESIGN, OPERATION, CONDITION, QUALITY, SUITABILITY OR MERCHANTABILITY OR OF FITNESS FOR USE OR FOR A PARTICULAR PURPOSE, ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, WITH REGARD TO THE SPACECRAFT OR ANY DATA, HARDWARE OR SERVICES PROVIDED TO LAUNCH PROVIDER IN CONNECTION WITH THE LAUNCH SERVICE.

14.1.3         WITHOUT LIMITING OR CREATING EXCEPTIONS TO THE RECIPROCAL WAIVER OF LIABILITY SET FORTH IN THIS ARTICLE 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, WITH RESPECT TO THE LAUNCH SERVICE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO PERSONS CLAIMING BY OR THROUGH SUCH PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OF ANY TYPE OR

UNDER ANY OTHER LEGAL OR EQUITABLE THEORY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, COSTS OF EFFECTING COVER, LOST PROFITS, LOST REVENUES OR COSTS OF RECOVERING THE SPACECRAFT, ARISING OUT OF OR RELATING TO THIS CONTRACT.

14.2              Waiver of Liability

1 4.2.1        Launch Provider and ICO hereby agree to a reciprocal waiver of liability pursuant to which each Party agrees not to bring a claim or sue the other Party, the United States Government and its contractors and subcontractors at every tier or Related Third Parties of the other Party for any property loss or damage it sustains, including, but not limited to, in the case of ICO, loss of or damage to the Spacecraft, or any other property loss or damage, personal injury or bodily injury, including death, sustained by any of its directors, officers, agents and employees, arising in any manner in connection with the performance of or activities carried out pursuant to this Contract, or other activities in or around the Launch Site, or the operation or performance of the Launch Vehicle or the Spacecraft.  Such waiver of liability applies to all damages of any sort or nature, including but not limited to any direct, indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss such as costs of effecting cover, lost profits, lost revenues, or costs of recovering the Spacecraft, from damages to the Spacecraft before, during or after Launch or from the failure of the Spacecraft to reach its planned orbit or operate properly.

14.2.2         Claims of liability are waived and released regardless of whether loss, damage or injury arises from the acts or omissions, negligent or otherwise, of either Party or its Related Third Parties.  This waiver of liability shall extend to all theories of recovery, including in contract for property loss or damage, tort, product liability and strict liability. In no event shall this waiver of liability prevent or encumber enforcement of the Parties’ contractual rights and obligations to each other as specifically provided in this Contract.

14.2.3         Launch Provider and ICO shall each extend the waiver and release of claims of liability as provided in Article 14.2.1 and Article 14.2.2 to its Related Third Parties (other than employees, directors and officers) by requiring them to waive and release all claims of liability they may have against the other Party and its Related Third Parties, and the United States Government and its contractors and subcontractors at every tier and to agree to be responsible for any property loss or damage, personal injury or bodily injury, including death, sustained by them arising in any manner in connection with the performance of or activities carried out pursuant to this

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Contract, or other related activities in or around the Launch Site, or the operation or performance of the Launch Vehicle or the Spacecraft.

14.2.4         The waiver and release by each Party and its Related Third Parties of claims of liability against the other Party and the Related Third Parties of the other Party extends to the successors and assigns, whether by subrogation or otherwise, of the Party and its Related Third Parties.  Each Party shall obtain a waiver of subrogation and release of any right of recovery against the other Party and its Related Third Parties from any insurer providing coverage for the risks of loss for which the Party hereby waives claims of liability against the other Party and its Related Third Parties.

14.2.5         In the event of any inconsistency between the provisions of this Article 14.2 and any other provisions of this Contract, the provisions of this Article 14.2 shall take precedence.

14.3              Indemnification - Property Loss and Damage and Bodily Injury

14.3.1         To the extent that claims of liability by Related Third Parties are not covered by an insurance policy of either Launch Provider or ICO, Launch Provider and ICO each agree to defend, hold harmless and indemnify the other Party and its Related Third Parties, for any liabilities, costs and expenses (including reasonable attorneys’ fees, costs and expenses), arising as a result of claims brought by Related Third Parties of the indemnifying Party, for property loss or damage, personal injury or bodily injury, including death, sustained by such Related Third Parties, arising in any manner in connection with the activities carried out pursuant to this Contract, other activities in and around the Launch Site, or the operation or performance of the Launch Vehicle or the Spacecraft. Such indemnification applies to any claim for direct, indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss, including but not limited to costs of effecting cover, lost profits or lost revenues, resulting from any loss of or damage to the Spacecraft before, during, or after Launch or from the failure of the Spacecraft to reach its planned orbit or operate properly.

14.3.2         To the extent that claims of liability by Third Parties are not covered by the third party liability insurance referred to in Article 15.1 entitled “Third Party Liability Insurance,” or an insurance policy of either Launch Provider or ICO, or are not eligible for payment by the United States Government (as provided in Article 14.4), Launch Provider will defend, hold harmless and indemnify ICO and its Related Third Parties from: [*] any and all claims of Third Parties for property loss or damage, personal injury or bodily injury, including death, [*]

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

arising in any manner from the processing, operation, testing, or performance of the Launch Vehicle.

14.3.3         To the extent that claims of liability by Third Parties are not covered by the third party liability insurance referred to in Article 15.1 entitled “Third Party Liability Insurance,” or an insurance policy of either Launch Provider or ICO, or are not eligible for payment by the United States Government (as provided in Article 14.4), ICO will defend, hold harmless and indemnify Launch Provider and its Related Third Parties for any and all claims of Third Parties, for property loss or damage, personal injury or bodily injury, including death, arising in any manner from the processing, testing, operation or performance of the Spacecraft or from any claim for indirect, special, incidental or consequential damages or other loss of revenue or business injury or loss including, but not limited to costs of effecting cover, lost profits or lost revenues resulting from any loss of or damage to the Spacecraft before, during or after Launch or from the failure of the Spacecraft to reach its planned orbit or operate properly.

14.3.4         Notwithstanding Article 14.3.2 and Article 14.3.3 above and Article 14.3.5 below, Launch Provider shall not be obligated to defend, hold harmless or indemnify ICO for any claim brought by a Third Party against ICO resulting from any damage to or loss of the Spacecraft, whether sustained before or after Launch and whether due to the operation, performance, non-performance or failure of the Launch Vehicle or due to any other causes.  ICO shall defend, hold harmless and indemnify Launch Provider for any claims brought by Third Parties against Launch Provider for damage to or loss of the Spacecraft, whether sustained before or after Launch or whether due to the operation, performance, non-performance or failure of the Launch Vehicle or due to other causes.

14.3.5         The indemnification for property loss or damage, personal injury or bodily injury provided by this Article 14.3 shall be available regardless of whether such loss, damage or injury arises from the acts or omissions, whether negligent or otherwise, of the Party entitled to indemnification, or its Related Third Parties, as the case may be.

[*]

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

[*]

14.3.7         The right of either Party or Related Third Parties to indemnification under this Article 14. EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, is not subject to subrogation or assignment and either Party’s obligation set forth herein to indemnify the other Party or Related Third Parties extends only to that Party or those Related Third Parties and not to others who may claim through them by subrogation, assignment or otherwise.

14.4              Indemnification by United States Government

14.4.1         The Parties recognize that under the CSLA and subject thereto, the Secretary of Transportation shall, to the extent provided in advance in appropriations acts or to the extent there is enacted additional legislative authority to provide for the payment of claims, provide for the payment by the United States Government of successful claims (including reasonable expenses of litigation or settlement) of a Third Party against Launch Provider or its subcontractors, or ICO or its contractors or subcontractors, resulting from activities carried out pursuant to a license issued or transferred under the CSLA for death, bodily injury, or loss of or damage to property resulting from activities carried out under the license, but only to the extent that the aggregate of such successful claims arising out of the Launch: (i) is in excess of the amount of insurance or demonstration of financial responsibility required of Launch Provider under its license issued pursuant to the CSLA; and (ii) is not in excess of the level that is $1,500,000,000 (plus any additional sums necessary to reflect inflation occurring after January 1, 1989) above the required amount of insurance or demonstration of financial responsibility required by the CSLA.

14.4.2         Launch Provider makes no representation or warranty that any payment of claims by the United States Government will be available pursuant to the CSLA.  Launch Provider’s sole obligation is the good faith effort to obtain such payment as may be available from the United States Government.

14.5              Indemnification - Intellectual Property Infringement

14.5.1         Launch Provider agrees to defend, hold harmless and indemnify ICO and its Related Third Parties from and against any liabilities, costs, risks, losses, damages, or injury, or any consequences thereof, resulting from an infringement or misappropriation or claim for infringement or misappropriation of any patent right or any other intellectual property or proprietary right of a Third Party or a Related Third Party of Launch Provider which may arise to the extent from (i) the provision of the Launch Services or Post-Launch Services under this Contract by Launch Provider or its Related Third Parties, or (ii) the design, manufacture or use of the Launch Vehicle.

14.5.2         ICO agrees to defend, hold harmless and indemnify Launch Provider and its Related Third Parties from and against any liabilities, costs, risks, losses, damages, or injury, or any consequences thereof, resulting from an infringement or misappropriation or claim for infringement or misappropriation of any patent right or any other intellectual property or proprietary right of a Third Party or a Related Third Party of ICO which may arise to the extent from the design, manufacture or operation of ICO’s Spacecraft or a claim alleging that the Launch Provider aided or enabled infringement in the design, manufacture, or operation of ICO’s Spacecraft by the furnishing of the Launch Service.

14.6              Rights and Obligations. The rights and obligations specified in Article 14.3, Article 14.4 and Article 14.5 shall be subject to the following conditions:

14.6.1         The Party seeking indemnification shall promptly advise the other Party in writing of the filing of any suit, or of any written or oral claim alleging an infringement of any Related Third Party’s or any Third Party’s rights, upon receipt thereof, and shall provide the Party required to indemnify, at such Party’s request and expense, with copies of all relevant documentation.

14.6.2         The Party seeking indemnification shall not make any admission nor shall it reach a compromise or settlement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

14.6.3         The Party required to indemnify, defend and hold the other harmless shall assist in and shall have the right to assume, when not contrary to the governing rules of procedure, the defense of any claim or suit or settlement thereof, and shall pay all reasonable litigation and administrative costs and expenses, including reasonable attorneys’ fees, incurred in connection with the defense of any such suit, shall satisfy any judgments rendered by a court of competent jurisdiction in such suits, and shall make all settlement payments.

14.6.4         The Party seeking indemnification may participate in any defense at its own expense, using counsel reasonably acceptable to the Party required to indemnify, provided that there is no conflict of interest and that such participation does not otherwise adversely affect the conduct of the proceedings in any material respect.

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

14.7              Inconsistency with Government Agreement. In the event of any inconsistency between any provision of this Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, or Article 15, INSURANCE, and the Agreement for Waiver of Claims and Assumption of Responsibility referred to in Article 9.1, this Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, shall take precedence as between the Parties.

14.8              Survival of Obligations. All indemnities, obligations, liabilities and payments provided for in this Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, shall survive, and remain in full force and effect, after the expiration or other termination of this Contract and, subject to the limitations set forth in this Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, notwithstanding any other provision of this Contract to the contrary.

14.9              Authority to Destroy Launch Vehicle. The range safety officer or equivalent is hereby authorized to destroy, without liability or indemnity to ICO or ICO’s Related Third Parties, the Launch Vehicle and the Spacecraft in the event that such action is determined in such range safety officer’s or equivalent’s sole discretion to be necessary to avoid damage to persons or property. Any operation of the Launch Vehicle automatic destruct system that causes the destruction of the Launch Vehicle or Spacecraft shall also be without liability to ICO or ICO’s Related Third Parties.

14.10           Limitation of Liability. (i) Except for the obligation to indemnify provided in Article 14.3.1. Article 14.3.2, Article 14.3.5. Article 14.3.6 and Article 14.5.1 with respect to the Launch Service and the obligation to pay ICO any amounts owed to ICO under Article 11, LAUNCH RISK PROTECTION, Launch Provider’s cumulative liability to ICO for any and all claims that have not been waived or released pursuant to the terms of Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, with respect to the Launch Service and any claim to which the remedies are not limited pursuant to the terms of this Contract, including, without limitation, any claim for termination (other than termination pursuant to Article 13, TERMINATION, in which case the maximum liability shall be the reimbursement amounts set forth therein), shall not, under any circumstances, exceed the amount of the Launch Price paid by ICO for the Launch Service relating to such claim as of the date of such claim.  (ii) Except for the obligation to indemnify provided in Article 14.3.1, Article 14.3.3, Article 14.3.4, Article 14.3.5 and Article 14.5.2 with respect to the Launch Service, [*] that have not been waived or released pursuant to the terms of Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, with respect to the Launch Service and any claim to which the remedies are not limited pursuant to the terms of this Contract, including, without limitation, any claim for termination (other than termination

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

pursuant to Article 13, TERMINATION, in which case the maximum liability shall be the reimbursement amounts set forth therein), shall not, under any circumstances, [*] relating to such claim as of the date of such claim.

14.11          Exclusion of [*] Willful Misconduct. Notwithstanding anything in this Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, or this Contract to the contrary, nothing in this Article 14, EXCLUSION OF WARRANTY, WAIVER OF LIABILITY AND ALLOCATION OF CERTAIN RISKS, will relieve either Party from liability from damages of any kind in the event of such Party’s [*] willful misconduct.

ARTICLE 15 — INSURANCE

15.1              Third Party Liability Insurance. Launch Provider shall procure and maintain in effect insurance for third party liability to provide for the payment of claims resulting from property loss or damage or bodily injury, including death, sustained by Third Parties caused by an occurrence resulting from or arising in connection Insured Launch Activities, The insurance shall have limits in amounts required by the Office of the Associate Administrator for Commercial Space Transportation by license issued to Launch Provider pursuant to the CSLA and shall be subject to standard industry exclusions and/or limitations, including, but not limited to, exclusions and/or limitations with regard to terrorism. Coverage for damage, loss or injury sustained by Third Parties arising in any manner in connection with Insured Launch Activities shall attach upon arrival of the Spacecraft at the Launch Site, whichever occurs first, and will terminate upon the earlier to occur of the return of all parts of the Launch Vehicle to Earth or twelve (12) months following the date of Launch, unless the Spacecraft is removed from the Spacecraft processing facility other than for the purpose of transportation to the Launch Site or is removed from the Launch Site other than by Launch, in which case, coverage shall extend only until such removal. Such insurance shall not cover loss of or damage to the Spacecraft even if such claim is brought by any Third Party or Related Third Parties. Such insurance also shall not pay claims made by the United States Government for loss of or damage to United Slates Government property in the care, custody and control of ICO or Launch Provider.

15.2              Insurance Required by Launch License. Launch Provider shall provide such insurance as is required by the launch license issued by the United States Department of Transportation for loss of or damage to United States Government property.

15.3              Miscellaneous Requirements. The third party liability insurance shall name as named insured Launch Provider and as additional insured ICO and the respective Related Third Parties of the Parties identified by each Party, the United States

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

Government and any of its agencies and such other persons as Launch Provider may determine. In addition, ICO may identify additional parties, no later than ninety (90) days prior to Launch, to be designated as additional insured parties under Launch Provider’s third party liability insurance, and Launch Provider shall request that its underwriters add such parties as additional insureds to Launch Provider’s third party liability insurance, Such insurance shall provide that the insurers shall waive all rights of subrogation that may arise by contract or at law against the named insured or any additional insured. Launch Provider shall provide ICO with a certificate from its broker evidencing the insurance required to be maintained by this Article 15, INSURANCE.

ARTICLE 16 — CONFIDENTIAL INFORMATION

Confidential Information required to be exchanged between the Parties in the performance of the obligations under this Contract shall be handled in accordance with the NDA.

ARTICLE 17 — RIGHTS TO INVENTIONS AND DATA

Launch Provider and ICO agree that neither Party shall by entry into the Contract or by performance of the Contract, acquire any rights to or under the other Party’s patents, proprietary data, or other intellectual or proprietary property or technical information, unless the grant of any such right is expressly provided for in a separate written agreement duly executed by the granting Party. For the avoidance of doubt, the terms of this Article 17, RIGHTS TO INVENTIONS AND DATA, shall not impair or diminish ICO’s right to receive and use the data and reports provided by Launch Provider in connection with the Post-Launch Services.

ARTICLE 18 — CHANGES

18.1            ICO may change this Contract in accordance with the following provisions:

18.1.1         ICO may, in accordance with the scope of the Contract, propose a change to this Contract by providing Launch Provider with written notice that shall describe the proposed change in reasonable detail (the “Change Request”). Notwithstanding the delivery of the Change Request, Launch Provider shall continue to perform strictly in accordance with the terms and conditions of this Contract if and until ICO has agreed in writing to the Revision related to the Change Request [*]

18.1.2         Launch Provider shall provide a detailed response (the “Revision”) to the Change Request that describes its feasibility and/or alternatives to the Change Request, and if any Change Request increases or decreases the cost of performance of any part of the Launch Service, Launch Provider shall prepare a reasonably detailed invoice identifying the additional cost

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

resulting from the Change Request and propose an adjustment or adjustments to the Launch Price, Launch Schedule or other terms of the Contract affected by the Change Request.

18.1.3         If ICO agrees to the Revision, the Parties shall execute an amendment to this Contract, and Launch Provider shall proceed to adjust the Launch Service in accordance with such amendment. If ICO does not agree to the Revision, the Parties shall then negotiate in good faith for up to ten (10) Business Days regarding the Revision.  If the Parties are unable to agree on the Revision, [*] the Parties shall promptly submit any dispute regarding the cost of such Revision to arbitration in accordance with Article 21, DISPUTE SETTLEMENT. Upon receipt of a decision from the arbitrator, the Parties shall execute an amendment to this Contract.

18.1.4         Any increase or decrease in the amounts to be paid by ICO as a result of the Revision shall be applied pro rata to the remaining payments for the Launch Price specified in Article 4.1 and thereafter paid in accordance with Article 4, PAYMENTS.

18.2              Launch Provider may request changes to this Contract in accordance with the following procedures:

18.2.1         Launch Provider may request a change to this Contract by providing ICO with written notice that shall describe the proposed change in reasonable detail (the “LP Request”). Notwithstanding the delivery of the LP Request, Launch Provider shall not adjust the Launch Service in accordance with the LP Request until ICO has accepted the change in accordance with Article 18.2.2 and executed an amendment.

18.2.2         ICO may accept or reject any LP Request in its sole discretion. If ICO accepts the LP Request, the Parties shall execute an amendment to this Contract, and Launch Provider shall proceed to adjust the Launch Service in accordance with such amendment.

18.2.3         Any increase or decrease in Launch Price related to the LP Request accepted by ICO shall be ratably allocated to the remaining payments to the Launch Price specified in Article 4.1 and thereafter paid in accordance with Article 4, PAYMENTS.

18.3              Article 18.1 and Article 18.2 shall not govern changes in the Launch Schedule as a result of postponements. Any changes in the Launch Schedule as a result of postponements by ICO or Launch Provider shall be resolved in accordance with

Article 6.1, Article 6.2, Article 6.5 and Article 13, TERMINATION, of this Contract, as applicable.

ARTICLE 19 — ASSIGNMENT

19.1             Subject to the other provisions of this Article 19, ASSIGNMENT, the Parties agree not to assign their respective rights or obligations under the Contract without the prior written consent of the other Party. Any such assignment shall be mutually agreed to and consent to assign shall not be unreasonably withheld by the other Party.

19.2              Notwithstanding Article 19.1 and subject to all applicable laws and regulations, including United States export laws, regulations and licenses, including restrictions relating to dealing with prohibited country entities under the International Traffic in Arms Regulations, Launch Provider agrees that ICO may assign, pledge or otherwise hypothecate its rights and obligations with respect to this Contract and the Launch Service to any Affiliate, lender or representative of any lender or group of lenders.

ARTICLE 20 — PUBLIC RELEASE OF INFORMATION

Except as required by law or regulation (in which case the Party so required shall give the other Party as much prior notice as is practicable) and as provided in this Article 20, PUBLIC RELEASE OF INFORMATION, no news release, public announcement, or advertising material concerned with this Contract shall be issued by either Party without prior coordination and written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 21 — DISPUTE SETTLEMENT

21.1             Notice of Arbitration. If any controversy or claim arising out of or relating to this Contract or the breach thereof fails to be resolved through negotiation or mediation within a period of thirty (30) days, then upon written notice by any Party, such controversy or claim shall be settled by arbitration in accordance with the terms and conditions of this Article 21, DISPUTE SETTLEMENT.

21.2              Administration and Rules. Arbitration proceedings in connection with this Contract shall he administered by the American Arbitration Association in accordance with its then in effect Commercial Arbitration Rules, together with any relevant supplemental rules including but not limited to its Supplementary Procedures for Large, Complex Disputes and its Supplementary Procedures for International Commercial Arbitration, as modified by the terms and conditions of this Contract.

21.3              Language. Arbitration proceedings in connection with this Contract shall be conducted in the English language, provided that at the request and expense of the requesting Party, documents and testimony shall be translated into any language specified by the requesting Party.

21.4              Selection of Arbitrators. Arbitration proceedings in connection with this Contract shall be conducted before a panel of three (3) arbitrators. Within fifteen (15) days after the commencement of arbitration, each Party shall select a JAMS® neutral to serve as an arbitrator on the panel, and within ten (10) days of their selection, the two arbitrators shall select another JAMS® neutral to serve as the third arbitrator. If the two arbitrators selected by the respective Parties are unable or fail to agree upon the third arbitrator in the allotted time, then the third arbitrator shall be selected by the American Arbitration Association from the list of JAMS® neutrals.

21.5              Locale of Meetings.  All meetings for arbitration proceedings in connection with this Contract shall be held in the Los Angeles area, in the State of California, in the United States of America, or at such other place as may be selected by mutual agreement of all Parties.

21.6              Injunctive Relief.  Any Party to this Contract may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the controversy or claim is otherwise resolved.

21.7              Discovery.  The arbitrators shall have the discretion to order a pre-hearing exchange of information by the Parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of Parties.

21.8              Consolidation.  Arbitration proceedings in connection with this Contract shall be consolidated with arbitration proceedings pending between a Party and any subcontractor if the arbitration proceedings arise out of the same transaction or relate to the same subject matter and if such Party and subcontractor are bound by an arbitration agreement which is substantially similar to that contained in this Contract. If proceedings are consolidated, all references to Party in this Article 21, DISPUTE SETTLEMENT, shall also mean subcontractor.

21.9              Award and Judgment.  The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Contract. Subject to the foregoing, the Parties agree that the judgment of the arbitrators shall be final and binding upon the Parties, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

21.10           Confidentiality. No Party or arbitrator may disclose the existence, content, or results of any arbitration proceedings in connection with this Contract without prior written consent of all Parties to the arbitration proceeding.

21.11           Fees and Expenses. All fees and expenses of any arbitration proceedings in connection with this Contract shall be borne by the losing Party.  However, each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of evidence.

21.12           Performance.  Launch Provider and ICO shall continue with performance under this Contract during any disagreement, negotiation, or arbitration. ICO shall continue to make payments due under this Contract pending resolution of the dispute pursuant to this Article 21, DISPUTE SETTLEMENT.

ARTICLE 22 — APPLICABLE LAW

The Contract and any matter arising under the Contract, regardless of whether such matter is addressed in the Contract, shall be governed by the laws of the State of New York, USA, excluding its choice of law rules. The provisions of the United Nations Convention for the International Sale of Goods shall not be applicable to this Contract.

ARTICLE 23 — SEVERABILITY

In the event any of the provisions of the Contract shall, for any reason whatsoever, be held to be invalid or unenforceable, the remaining provisions shall not be affected.

ARTICLE 24 — WAIVERS

No waiver of any of the provisions of the Contract shall be binding on either Party unless evidenced by a written notice signed by such Party to be bound. Failure of either Party to insist upon performance of any of the terms or conditions herein or to exercise any right or privilege shall not constitute a waiver. A waiver by either Party of a breach of any provision of this Contract does not constitute a waiver of any succeeding breach of the same or any other provision, nor shall it constitute a waiver of the provision itself.

ARTICLE 25 — APPROVAL; INTERNAL AUTHORIZATION

Each of ICO and Launch Provider represents that (i) it has all necessary power and authority to enter into this Contract and to perform its obligations hereunder and (ii) the execution, delivery and performance of this Contract by it have been duly and validly authorized by all necessary action required by applicable law and by the articles of incorporation, bylaws, partnership agreement, limited liability company agreement or other applicable governance documents.

ARTICLE 26 — COOPERATION ON INSURANCE AND REGULATORY MATTERS

26.1              Launch Provider shall cooperate in good faith with ICO’s efforts to obtain and maintain, and to file and settle any claims under, the insurance for the Spacecraft

[*]   CONFIDENTIAL TREATMENT REQUESTED BY ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

launched under this Contract.  Subject to U. S. Export Control laws and regulations, such cooperation shall include (i) delivering information and data regarding the Launch Vehicle to ICO’s insurers and brokers, (ii) conducting briefings for such insurers and brokers, (iii) responding to inquiries from such insurers and brokers, and (iv) exercising commercially reasonable efforts to obtain in a timely manner and thereafter maintain any government licenses, approvals or other authorizations required for such cooperation.

26.2              Launch Provider shall cooperate in good faith with ICO’s efforts (to comply with the terms and conditions of its various regulatory licenses. Such cooperation shall include (i) providing regulatory bodies and personnel with information and data regarding the Launch Vehicle, the Launch Schedule and other matters related to the provision of the Launch Service (collectively, the “Launch Matters”), (ii) providing appropriate personnel to attend regulatory briefings or other formal or informal regulatory meetings or hearings in order to provide information regarding the Launch Matters, and (iii) responding promptly to formal or informal inquiries or requests from regulatory bodies or other governmental officials regarding the Launch Matters.

ARTICLE 27 — RULES OF CONSTRUCTION

References to articles or sub-articles shall be deemed to include all sub-articles thereof.  The term “including” shall be deemed to mean “including without limitation.”

ARTICLE 28 — ENTIRE UNDERSTANDING BETWEEN THE PARTIES

The contractual documents referred to in Article 2, CONTRACTUAL DOCUMENTS, comprise the entire understanding between the Parties with respect to the subject matter of the Contract and shall supersede all prior and contemporaneous discussions between the Parties. Neither Party shall be bound by any conditions, warranties, definitions, statements, or documents previous to or contemporaneous with the Contract unless the Contract makes express reference thereto.  This Contract may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute hut one and the same instrument.

ARTICLE 29 — KEY PERSONNEL

Launch Provider has designated [*] as the Launch Provider’s “Account Executive” and [*] as the Launch Provider’s “Mission Manager.” The task of the Mission Manager shall be to supervise and coordinate the Spacecraft integration and mission analysis activities that are to be coordinated between the Parties. Neither the Account Executive nor the Mission Manager is authorized to direct work contrary to the requirements of the Contract or to make modifications to the Contract. Launch Provider may not choose a replacement of the Account Executive or the Mission Manager without obtaining ICO’s prior written consent, which consent shall not be unreasonably withheld or delayed.

[SIGNATURE PAGE FOLLOWS ]

IN WITNESS WHEREOF, the Parties hereto have executed the Contract as of the day and year stated:

ICO Satellite Services GP	Lockheed Martin Commercial Launch Services, Inc.

By:	/s/ Dennis Schmitt	By:	/s/ Brian Simon

Name:	Dennis Schmitt	Name:	Brian Simon

Title:	Sr. V.P. Finance, CFO	Title:	MGR, Business Operations

Date:	10 March 2006	Date:	10 March 2006

EXHIBIT A: STATEMENT OF WORK FOR ATLAS LAUNCH SERVICES              March 8, 2006

EXHIBIT A

STATEMENT OF WORK

FOR

Atlas Launch Services

March 8, 2006

Confidential Treatment of This Entire Exhibit Has Been Requested, and The Text Has Been Submitted to the Commission

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EXECUTION COPY

Exhibit B

Interface Control Document

[to be created in the contract process]

ICO/LMCLS PROPRIETARY

EXECUTION COPY

Exhibit C

Mutual Non-Disclosure Agreement

ICO/LMCLS PROPRIETARY

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (“Agreement”) is entered into on November 9, 2005, by and between ICO Satellite Services General Partnership (“ICO”), and International Launch Services, Inc. (“Company”) in connection with discussions relating to the acquisition of launch vehicle services from Company (the “Discussions”). ICO and Company each expect to furnish (in such capacity, a “Disclosing Party”) to one another (in such capacity, a “Receiving Party”) certain oral and written nonpublic, confidential information in connection with the Discussions. All such Information furnished to the Receiving Party or any of its Representatives (as defined below) by the Disclosing Party or its Representatives (Irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Receiving Party or its Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the “Information.” With respect to information furnished by Company, such information shall include any information furnished by or on behalf of Company, Lockheed Martin Corporation (“LMC”), Lockheed Martin Commercial Launch Services, Inc. (“LMCLS”) or Lockheed Khrunichev Energia International, Inc. (“LKEI”). With respect to information provided to Company, Company shall be authorised to disclose such information to LMC, LMCLS and/or LKEI to the extent permitted and subject to the terms and conditions contained in Section 1(b). All information exchanged between ICO and Company shall, if in tangible form, be marked with a legend of “Proprietary”, “Business Confidential” or similarly marked or labeled by the Disclosing Party before being disclosed to the Receiving Party.

The term “Information” does not include any information which, as evidenced by a written record, (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by the Receiving Party or its Representatives in violation of this Agreement or any other obligation to maintain confidentiality of said information), (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that, to the Receiving Party’s best knowledge, after reasonable inquiry, such source was not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation (iii) was in the Receiving Party’s possession or knowledge prior to its being furnished by or on behalf of the Disclosing Party, as can be reasonably demonstrated upon request and, provided that the source of such information was not, to the best knowledge of the Receiving Party, after reasonable inquiry, prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation; (iv) can be demonstrated by the Receiving Party to have been developed by the Receiving Party independently of any disclosure of such information by the Disclosing Party as can be reasonably demonstrated upon request; and/or (v) was communicated by the Disclosing Party to an unaffiliated third party free of any obligation of confidence.

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In consideration of such information being furnished, each Receiving Party agrees to the following:

1.                                       Except as otherwise provided herein, or as otherwise approved in writing by the Disclosing Party, all information furnished by the Disclosing Party or its Representatives will be kept strictly confidential by the Receiving Party in accordance with the terms hereof, will not be used by the Receiving Party other than in connection with the consideration or evaluation of the Discussions, and will not be disclosed by the Receiving Party or any of its Representatives, except (a) as required by applicable law, regulation, regulatory or legal process, and only after compliance with Section 3 below, and (b) that the Receiving Party may disclose the Information or portions thereof to those of its directors, officers, affiliates, and employees and representatives of its legal, accounting and technical and financial advisors and agents (the persons to whom such disclosure is permissible being collectively referred to herein as “Representatives”) who such party reasonably believes need to know such information for the sole purpose of considering the Discussions and who are authorized pursuant to applicable U.S. export control laws and licenses or other approvals to receive such Information; provided, that such party’s Representatives (i) are informed of this Agreement and the confidential and proprietary nature of the Information; (ii) are obligated in writing or by virtue of a fiduciary relationship, to treat such Information confidentially. In a manner that is at least as restrictive as the terms of this Agreement and not to use it other than in connection with the consideration or evaluation of the Discussions to the extent provided in this Agreement; and (iii) do not include competitors of the Disclosing Party. Notwithstanding the above, under no circumstances will such Information be provided to a Party’s third-party technical advisors include any key financial and pricing terms of the Disclosing Party. The Receiving Party agrees to be responsible for any breach of the confidentiality provisions of this Agreement by any of its Representatives (it being understood, that such responsibility shall be in addition to and not by way of limitation of any right or remedy a party may have against the Receiving Party’s Representatives with respect to any such breach). Each party shall immediately notify the other upon discovery of any loss or unauthorized disclosure of the Information of the other party. Neither party shall communicate any Information to the other in violation of the proprietary rights of any third party.

2.                                       Without the prior written consent of the Disclosing Party, neither the Receiving Party nor any of its Representatives will disclose to any person (except to the extent permitted by Section 1 or as otherwise required by applicable law, regulation or regulatory or legal process, and only after compliance with Section 3 below), either the fact that any investigations, discussions or negotiations are taking place, or that the Receiving Party has received Information or Information has been made available to it, or any of the terms, conditions or other facts with respect to any such possible Discussions, including the status thereof.

3.                                       If a Receiving Party or any of its affiliates or Representatives becomes legally compelled or required by applicable law or regulation or regulatory or legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or the information referred to in Section 2 above, the

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Receiving Party shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive in writing compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained or available and such a written waiver has not been received from the Disclosing Party that would permit such compelled disclosure, the Receiving Party (and its Representatives) agrees to disclose only that portion of the Information or the information referred to in Section 2 above which is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Information and the information referred to in Section 2 above (including, without limitation, by cooperating with the Disclosing Party to obtain at the Disclosing Party’s cost an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in Section 2 above). Nothing in this Agreement shall limit the Receiving Party from complying with any legal request as set forth herein or shall require the Receiving Party to obtain assurances that the Information disclosed in compliance with such request will be maintained confidentially.

4.                                       Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. Any reproduction of any Information (in whole or in part) of the other party by either party shall remain the property of the Disclosing Party and shall contain any and all confidential or proprietary notices or legends which appear on the original, unless otherwise authorized in writing by the other party.

5.                                       If either party decided, in its sole discretion, that it does not wish to proceed or continue with the Discussions with the other party, the party so deciding will promptly inform the other party of that decision. At any time upon the written request of the Disclosing Party and for any reason, the Receiving Party will, at the election of the Disclosing Party, either promptly deliver to the Disclosing Party, as directed in such written request, or destroy all written documents and other tangible materials representing the Information (including all copies, extracts or other reproductions in whole or in part thereof) furnished or it or its Representatives by or on behalf of the Disclosing Party. All other Information shall be destroyed and no copy thereof shall be retained. Such destruction shall be certified to in writing by an officer of the Receiving Party upon the request of the Disclosing Party. Notwithstanding the return or destruction of the Information, the Receiving Party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

6.                                       The Receiving Party understands and acknowledges that neither the Disclosing Party nor any of its Representatives or affiliates is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither the Disclosing Party nor any of its Representatives or affiliates will have any liability to the Receiving Party or any other person resulting from the use of the Information by it or its affiliates or Representatives. Only those representations or warranties that are made in a definitive agreement relating to the Discussions (a “Definitive Agreement”) when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term “Definitive Agreement” does not include a non-binding letter of intent or any

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other non-binding preliminary written agreement (whether or not executed), nor does it include any written or oral acceptance of any offer or bid.

7.                                       Each party understands and agrees that no contract or agreement shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered by all relevant parties thereto, and each party also agrees that unless and until a Definitive Agreement between the parties or any of its subsidiaries or affiliates has been executed and delivered, neither party nor any of its respective stockholders, affiliates or Representatives has any legal obligation of any kind whatsoever with respect to such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein. Subject to the terms of this Agreement and any other written agreement between the parties, the parties and their respective Representatives each will be free to conduct the process for any transaction as such parties in their sole discretion determine. Each party hereby confirms that it is not acting as a broker for or Representative of any person.

8.                                       Without limiting the parties’ obligations under this Agreement, each party hereby acknowledges that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this Agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Receiving Party represents and warrants that no technical data furnished or disclosed to it by the Disclosing Party shall be disclosed to any foreign national, nation, firm, or country, including foreign nationals employed by or associated with the Receiving Party, nor shall any technical data be exported from the United States without first complying with all requirements of the applicable U.S. export control laws and regulations, including the International Traffic in Arms Regulations and the Export Administration Regulations, including the requirement for obtaining any export license or authorization if applicable. The Receiving Party shall first obtain the written consent of the Disclosing Party prior to submitting any request for authority to export any such technical data.

9.                                       Each party agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement by it and that the other party or parties shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach or threatened breach, in addition to all other remedies available at law or in equity without the necessity of posting any bond or other security or proving that monetary damages would be an inadequate remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

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10.                                 If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

11.                                 Each party agrees that all (a) contacts or communications by it or its Representatives with the other party regarding the Information or the Discussions, (b) requests for additional Information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures shall be made only through persons designated by the other party as persons engaged as participants in, or having knowledge of, the discussions relating to the Discussions.

12.                                 This Agreement is for the benefit of each party and its respective directors, officers, employees, representatives and agents and their respective successors and permitted assigns and shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to the principles of conflicts of laws thereof. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, by operation of law or otherwise, by any party without the prior written consent of the other party, and any interrupted assignment or transfer by any party not in accordance herewith shall be null and void.

13.                                 This Agreement represents the entire agreement between the parties with respect to the subject matter contained herein and may be terminated only by a writing signed by each of the parties. No provision in this Agreement may be waived, amended or assigned except in a writing signed by both parties, which writing shall specifically refer to such provision being affected.

14.                                 The terms of this Agreement will survive for a period of three (3) years from the date of this Agreement or may be terminated by either party at any time upon thirty (30) days written notice to the other party. The Receiving Party’s obligations under this Agreement shall survive termination of the Agreement between the parties and shall be binding upon the Receiving Party’s heirs, successors and assigns.

15.                                 Miscellaneous.

a.                                       For purposes of this Agreement, the term “person” shall mean an individual, corporation, partnership, limited liability company, association, trust, governmental entity, the media and any media organization, any other organization or entity or any group including any of the foregoing, and the term “group” shall have the meanings provided under the Exchange Act.

b.                                      This Agreement may be executed in counterparts, each of which, including any signature transmitted via facsimile, shall be deemed to be an original but all of which together shall constitute one instrument for all purposes.

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INTERNATIONAL LAUNCH SERVICES, INC.

By:	/s/ Angeline G. Chen
Name:	Angeline G. Chen
Title:	Associate General Counsel
Address:	1660 International Drive
McLean, VA 22102
Fasimile: (571) 633-7541
Email: angeline.g.chen@Imco.com

c.                                       Each party expressly acknowledges, represents and warrants that they have, with the benefit of counsel, carefully read this Agreement, fully understood the terms, conditions, and significance of this Agreement, had ample time to consider and negotiate this Agreement, and executed this Agreement voluntarily and knowingly.

d.                                      All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five (5) days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the addresses set forth at the end of this Agreement or such other address as either party may specify in writing.

ICO SATELLITE SERVICES GENERAL PARTNERSHIP

By:	/s/ David Bagley
Name:	David Bagley
Title:	Sr. VP Corporate Development
Address:	3468 Mt. Diablo Blvd, Suite B-115
Lafayette, CA 94549, USA
Fasimile: (925) 961 9611
Email: david.bagley@ico.com

With a copy to:

Davis Wright Tremaine, LLP
2600 Century Square
1501 Fourth Avenue
Seattle, Washington 98101-1685
Attention: Joe Weinstein
Facsimile: (208) 628-7699
Email: joeweinstein@dwt.com

6

Exhibit D, Launch Risk Protection

Confidential Treatment of This Entire Exhibit Has Been Requested, and The Text Has Been Submitted to the Commission.